FREE WRITING PROSPECTUS	Filed Pursuant to Rule 433
Dated November 17, 2010	Registration No. 333-157910

*NEW ISSUE*  $600.00mm Harley-Davidson Motorcycle Trust (HDMOT) 2010-1  **PRICED**

JOINT      LEADS: RBS (str) ,C,DB,JPM

CO-MANAGERS: C-Oak, Loop

Cls	$Size-mm	M/S	WAL	WIN	L. FIN	E.FIN	BNCH	SPD	YLD%	$PX	CPN
A-1	130.000	P-1/A-1+	0.30	1-7	12/11	06/11	IntL	0	0.31325	100	0.31325
A-2	182.000	Aaa/AAA	1.05	7-19	11/13	06/12	EDSF	40	0.841	99.99004	0.83
A-3	148.000	Aaa/AAA	2.00	19-30	02/15	05/13	SWAPS	50	1.170	99.98588	1.16
A-4	77.610	Aaa/AAA	2.78	30-37	09/15	12/13	ISWAPS	63	1.536	99.99700	1.53
B	25.820	Aa1/AA	3.22	37-40	01/16	03/14	ISWAPS	95	2.002	99.98849	1.99
C	36.570	Aa3/A	3.53	40-45	04/18	08/14	ISWAPS	145	2.614	99.96677	2.59

**NOTE:  DEAL WILL NOT GROW**

AVAILABLE	: Red, FWP, NetRS, Intex CDI
EXPECTED SETTLEMENT DATE	: November 23, 2010
FIRST PAYMENT DATE	: December 15, 2010
PRICING SPEED	: 1.50% ABS
Public/144A	: PUBLIC
ERISA-Eligible	: Yes
BLOOMBERG TICKER	: HDMOT 2010-1
BILL & DELIVER	: RBS

The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates.  Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov <http://www.sec.gov/>.  Alternatively, RBS will arrange to send you the base prospectus at no charge if you request it by calling 1-866-884-2071 or emailing offeringmaterials@rbs.com